UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On February 3, 2025, Matthews International Corporation (the “Company”) issued the following press release, which contains information relating to the Company’s 2025 Annual Meeting of Shareholders and a letter to shareholders.

FOR IMMEDIATE RELEASE

Matthews Highlights Significant Shareholder Support and Underscores Board’s Commitment to Long-Term Value Creation

GAMCO Asset Management Endorses Matthews’ Director Nominees

Urges Shareholders to Vote “FOR” All Three of Matthews’ Director Nominees on the WHITE Proxy Card and “WITHHOLD” on Barington’s Director Nominees

PITTSBURGH, February 3, 2025 – Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”) today issued a letter to its shareholders highlighting significant shareholder support and reiterating the Board’s commitment to long-term shareholder value. The full text of the letter is pasted below:

February 3, 2025

Dear Matthews Shareholder:

Over Matthews’ rich 175-year history, we have evolved, through innovation and investment, complementary and market-leading businesses, encompassing memorialization products, industrial technologies, and brand solutions. Today, our experienced and skilled Board of Directors is actively overseeing these businesses and we are fully committed to generating long-term value for shareholders.

At this year’s Annual Meeting, you have a choice between our purpose-built strategy and team versus a slate of activist nominees who have shown no understanding of Matthews and have offered no ideas that would improve our business.

We believe that Barington’s nominees would destroy the value of your investment. That’s why we are asking shareholders to support Matthews’ director nominees – Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman – on the WHITE proxy card today.

A LONG-TERM, TOP 5 SHAREHOLDER HAS ALREADY ANNOUNCED ITS SUPPORT FOR MATTHEWS AND OUR BOARD

On January 31, 2025, GAMCO Asset Management, one of Matthews’ top 5 shareholders with an approximate 4.38% stake, announced that it will support Matthews’ director nominees. In its press release, GAMCO stated: “After a thorough review, GAMCO believes that Matthews’ proposed slate of nominees is best positioned, at this time, to focus and execute on the Company’s efforts to surface underlying value for all shareholders.”

This is a clear message from a top shareholder that Matthews is taking the right actions and has the right team and Board in place to continue the execution of the current strategy. We ask that you seriously consider this endorsement and vote on the WHITE proxy card today.

BARINGTON DOES NOT UNDERSTAND OUR BUSINESSES AND HAS IGNORED THE BOARD’S ACTIONS TO UNLOCK VALUE

Barington’s claims about Matthews reveal the same poor understanding of our businesses that Barington principal and nominee James Mitarotonda evidenced as a consultant for Matthews over the last two years.

For instance, Barington has claimed that our “focus has shifted from SGK Brand Solutions to Product Identification and, most recently, to Energy Storage.” That is untrue. Our market-leading businesses reflect strategic evolution and innovation to complement one another.

Beginning as a hand stamp and engraving business in the Pittsburgh workshop of John Dixon Matthews in 1850, Matthews grew over its first 140 years by applying its manufacturing expertise to developing world class identification products, including bronze memorials, industrial marking products, and printing plates for packaging graphics. Following our IPO in 1994, we acquired businesses to expand our existing capabilities.

Through cost-effective acquisitions and superior operational capabilities, we have built the memorialization segment into an industry leader with predictable free cash flow and best-in-class offerings. The strong free cash flow from this business has enabled us to return significant value to shareholders through dividends and share repurchases and re-investment in our businesses, including in the high-growth businesses.

One of those long-term investments was our 2008 acquisition of Saueressig, which added roto-gravure and embossing cylinder expertise within our graphic imaging business. We further grew our graphics imaging business into a global brand solutions leader through the acquisition of Schawk in 2014 (the SGK Brand Solutions segment).

We scaled advanced precision rotor processing and calendaring equipment technologies acquired in the Saueressig transaction to develop the dry battery electrode solutions in our Industrial Technologies segment. Our energy storage business, which was retained by us in the sale of our SGK business, addresses end-markets with significant growth potential.

Barington has failed to understand how our high-growth energy storage and PID businesses have evolved and how they generate long-term value. Shareholders should be concerned that Barington’s simplistic view of our business will lead it and its nominees to destroy value if they are voted into the boardroom.

BARINGTON’S NOMINEES WOULD NOT ADD VALUE TO YOUR BOARD

It’s unsurprising that Mr. Mitarotonda and his two nominees lack this basic, yet critical technical understanding of Matthews.

Mr. Mitarotonda has no engineering or other relevant business experience, and his track record as a public company director is pushing companies into near-term sales with questionable benefits for long-term shareholders. During his consulting relationship with the Company, Mr. Mitarotonda failed to demonstrate even a basic understanding of our business and frequently cut routinely scheduled meetings short, as he was unprepared, and, many other times, cancelled them outright.

Mr. Galbato’s last professional experience in manufacturing was 20 years ago, and since he has worked in private equity operations and served on public company boards in which his employer was invested. As directors of Avon Products, Mr. Galbato and Mr. Mitarotonda oversaw a sale in which public shareholders received Natura shares that are down 80% since closing—while Mr. Galbato’s employer was paid cash for its preferred shares.

Meanwhile, Ms. Amicarella’s experience is limited to the generation and distribution of energy, which is not relevant to our energy storage business that is focused on manufacturing equipment used for producing battery components. Like Mr. Mitarotonda and Mr. Galbato’s dubious M&A track records, Ms. Amicarella was a director at Forward Air when its acquisition of Omni Holdings was criticized by shareholders and proxy advisors for depriving shareholders of a vote on the transaction.

What’s more, neither Mr. Galbato nor Ms. Amicarella showed any knowledge of Matthews during their interviews with the Board, and they openly admitted as much.

OUR NOMINEES BRING ESSENTIAL SKILLS TO OUR PURPOSE-BUILT BOARD

In contrast to Barington’s nominees, Matthews’ Board nominees have extensive, relevant experience to our businesses. Mr. Garcia-Tunon and Mr. Dunlap both have manufacturing experience relevant to our businesses and oversaw our shift in focus to Industrial Technologies, the key to the Company’s next phase of growth. And our newly nominated candidate, Mr. Nauman, served as President and CEO of Brady Corporation for nearly eight years, bringing expertise in specialty products and technical equipment that would directly benefit the launch of our new PID offering.

YOUR VOTE IS CRITICAL TO ENSURE MATTHEWS’ POSITIVE MOMENTUM

Our Board nominees are best qualified to guide our strategy, with the experience and expertise necessary to successfully deliver Matthews’ vision and drive enhanced shareholder value. Do not allow Barington to derail Matthews’ positive trajectory by replacing critical members of your Board with people who don’t understand our business.

Protect the value of your investment and vote the WHITE proxy card today “FOR ALL” of Matthews’ highly qualified nominees TODAY.

Sincerely,

The Matthews Board of Directors

J.P. Morgan Securities LLC is serving as financial advisor to Matthews. Sidley Austin LLP is serving as legal counsel to Matthews.

About Matthews International

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment includes the design, manufacturing, service and sales of high-tech custom energy storage solutions; product identification and warehouse automation technologies and solutions, including order fulfillment systems for identifying, tracking, picking and conveying consumer and industrial products; and coating and converting lines for the packaging, pharma, foil, décor and tissue industries. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has over 11,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

YOUR VOTE IS IMPORTANT!

Your vote is important, and we ask that you please vote “FOR” the election of our three nominees: Terry L. Dunlap, Alvaro Garcia-Tunon and J. Michael Nauman using the WHITE proxy card and “WITHHOLD” on Barington’s nominees.

Simply follow the easy instructions on the enclosed WHITE proxy card to vote by internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. If you received this letter by email, you may also vote by pressing the WHITE “VOTE NOW” button in the accompanying email. The Board of Directors urges you to disregard any such materials and does not endorse any of Barington’s nominees.

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor at:

(888) 755-7097 or email MATWinfo@Georgeson.com

Additional Information

In connection with the Company’s 2025 Annual Meeting, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) and commenced mailing to the shareholders of record entitled to vote at the 2025 Annual Meeting a definitive proxy statement and other documents, including a WHITE proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from the Company at its website: http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s definitive proxy statement and other documents, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Participants in the Solicitation

The participants in the solicitation of proxies in connection with the 2025 Annual Meeting are the Company, Alvaro Garcia-Tunon, Gregory S. Babe, Joseph C. Bartolacci, Katherine E. Dietze, Terry L. Dunlap, Lillian D. Etzkorn, Morgan K. O’Brien, J. Michael Nauman, Aleta W. Richards, David A. Schawk, Jerry R. Whitaker, Francis S. Wlodarczyk, Steven F. Nicola and Brian D. Walters. Certain information about the compensation of the Company’s named executive officers and non-employee directors and the participants’ holdings of the Company’s Common Stock is set forth in the sections entitled “Compensation of Directors” (on page 36 and available here), “Stock Ownership of Certain Beneficial Owners and Management” (on page 64 and available here), “Executive Compensation and Retirement Benefits” (on page 66 and available here), and “Appendix A” (on page A-1 and available here), respectively, in the Company’s definitive proxy statement, dated January 7, 2025, for its 2025 Annual Meeting as filed with the SEC on Schedule 14A, available here. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2025 Annual Meeting and other relevant materials will be filed with the SEC when they become available. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of the Company regarding the future, including statements regarding the anticipated timing and benefits of the proposed joint venture transaction, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include our ability to satisfy the conditions precedent to the consummation of the proposed joint venture transaction on the expected timeline or at all, our ability achieve the anticipated benefits of the proposed joint venture transaction, uncertainties regarding future actions that may be taken by Barington in furtherance of its intention to nominate director candidates for election at the Company’s 2025 Annual Meeting, potential operational disruption caused by Barington’s actions that may make it more difficult to maintain relationships with customers, employees or partners, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions and divestitures, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, the outcome of the Company’s dispute with Tesla, Inc. (“Tesla”), the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

Contacts

Matthews International Co.

Steven F. Nicola

Chief Financial Officer and Secretary

(412) 442-8262

Sodali & Co.

Michael Verrechia/Bill Dooley

(800) 662-5200

MATW@investor.sodali.com

Georgeson LLC

Bill Fiske / David Farkas

MATWinfo@Georgeson.com

Collected Strategies

Dan Moore / Scott Bisang / Clayton Erwin

MATW-CS@collectedstrategies.com